UNITED STATES
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GOODRICH PETROLEUM CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Goodrich Petroleum Corporation
801 Louisiana Street
Suite 700
Houston, Texas 77002

April 24, 2017

To Our Stockholders:

It is my pleasure to invite you to the 2017 Annual Meeting of Stockholders of Goodrich Petroleum Corporation, to be held at The Coronado Club, located at 919 Milam, Suite 500, Houston, Texas, 77010, on May 23, 2017, at 11:00 a.m. local time (the “Annual Meeting”).

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our Annual Report to Stockholders for the year ended December 31, 2016.

You received these materials with a proxy card that indicates the number of votes that you will be entitled to cast at the Annual Meeting according to our records or the records of your broker or other nominee. Our board of directors has determined that owners of record of our common stock at the close of business on April 7, 2017 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs.

By Order of the Board of Directors

Walter G. “Gil” Goodrich
Chairman and Chief Executive Officer

Goodrich Petroleum Corporation
801 Louisiana Street
Suite 700
Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 23, 2017

To Our Stockholders:

Notice is hereby given that the 2017 Annual Meeting of the Stockholders of Goodrich Petroleum Corporation, a Delaware corporation, will be held at The Coronado Club, located at 919 Milam, Suite 500, Houston, Texas, 77010, on May 23, 2017, at 11:00 a.m. local time (the “Annual Meeting”).

At the Annual Meeting, stockholders will be asked to:

1.	Elect two Class I directors to our Board of Directors;
2.	Ratify the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	Approve, on an advisory basis, the compensation of our Named Executive Officers as described in “Compensation Discussion and Analysis”; and
4.	Transact such other business as may properly come before such meeting.

Only stockholders of record at the close of business on April 7, 2017 are entitled to notice of and to vote at the Annual Meeting. For specific voting information, see “General Information about the Annual Meeting” beginning on page 1 of the enclosed proxy statement. A list of stockholders will be available commencing May 12, 2017 and may be inspected at our offices during normal business hours prior to the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-PROXIES (1-800-776-9437) using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you call and then follow the instructions. To vote electronically, access www.voteproxy.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors

Michael J. Killelea
Executive Vice President, General Counsel and Corporate Secretary

April 24, 2017
Houston, Texas

Important Notice Regarding the Availability of Proxy Materials
 For the Annual Meeting of Stockholders to be Held on May 23, 2017

The Company’s Notice of Annual Meeting, Proxy Statement and 2016 Annual Report on Form 10-K are
available at http://www.astproxyportal.com/ast/21080/

i

Goodrich Petroleum Corporation
801 Louisiana Street
 Suite 700
 Houston, Texas 77002

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Goodrich Petroleum Corporation, a Delaware corporation (“we” or “the Company” or “Goodrich”), for use at the 2017 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at The Coronado Club, located at 919 Milam, Suite 500, Houston, Texas, 77010, on May 23, 2017, at 11:00 a.m. local time. The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2016 (the “Annual Report”) are being mailed to stockholders beginning on or about April 24, 2017.

GENERAL INFORMATION

Q.	What am I voting on?
A. 1.	The election of two Class I directors to our Board of Directors;
2.	The ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	Approve, on an advisory basis, the compensation of our Named Executive Officers as described in “Compensation Discussion and Analysis”; and
4.	The transaction of such other business as may properly come before such meeting.
Q.	Who can vote?
A.	Stockholders as of the close of business on April 7, 2017, the record date, are entitled to vote at the Annual Meeting
Q.	How do I vote my shares?
A.	You may vote your shares either in person or by proxy. To vote by proxy, you may vote via telephone by using the toll-free number listed on the proxy card, via Internet at the website for Internet voting listed on the proxy card, or you may mark, date, sign, and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect the right to vote the shares if you attend the Annual Meeting and want to vote in person – by voting in person you automatically revoke the proxy. If you vote the shares in person, you must present proof that you own the shares as of the record date through brokers’ statements or similar proof and identification. You also may revoke the proxy at any time before the meeting by giving the Corporate Secretary written notice of the revocation or by submitting a later-dated proxy. If you return the signed proxy card but do not mark your voting preference, the individuals named as proxies will vote the shares in accordance with the recommendations of the Board of Directors as set forth below.
Q.	What are the recommendations of the Board?
A. 1.	The Board unanimously recommends that you vote FOR the election of the nominated slate of Class I directors.
2.	The Board unanimously recommends that you vote FOR ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.	The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as described in “Compensation Discussion and Analysis.”
Q.	How many shares can I vote?
A.	As of the record date, April 7, 2017, Goodrich had outstanding 9,108,826 shares of common stock. Each share of common stock is entitled to one (1) vote.

Q.	What happens if I withhold my vote for an individual director?
A.	Because the individual directors are elected by plurality of the votes cast at the meeting, a withheld vote will not have an effect on the outcome of the election of an individual director.
Q.	How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting on the record date. The presence of the holders of at least 4,554,414 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “WITHHELD” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q.	How many votes are needed to approve each of the proposals?
A.	The nominees for election as directors at the Annual Meeting who received the highest number of “for” votes will be elected as directors. This is called plurality voting. Broker non-votes and votes marked “WITHHOLD AUTHORITY” or “FOR ALL EXCEPT” (with respect to the nominees for which authority is withheld) will have no legal effect on the election of directors under Delaware law.

The ratification of the appointment of the independent registered public account firm requires the affirmative vote of a majority of shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal.

The approval, on an advisory basis, of the compensation of our Named Executive Officers, requires the affirmative vote of a majority of shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal.

Q.	Can I vote on other matters?
A.	We do not expect any other matter to come before the meeting. We did not receive any stockholder proposals by the date required for such proposals to be considered. If any other matter is presented at the Annual Meeting, the signed proxy gives the individuals named as proxies authority to vote the shares on such matters at their discretion.
Q.	Who is soliciting my proxy?
A.	The Board of Directors of Goodrich Petroleum Corporation is sending you this Proxy Statement in connection with the solicitation of proxies for use at Goodrich’s 2017 Annual Meeting of Stockholders. Certain directors, officers and employees of Goodrich may also solicit proxies on our behalf by mail, phone, fax or in person.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board is divided into three classes (Classes I, II and III) serving staggered terms. The term of office for each of our Class I directors, Timothy D. Leuliette and Steven J. Pully, expires at the Annual Meeting. The term of office of each of our Class II directors, Ronald F. Coleman , K. Adam Leight and Thomas M. Souers, expires at our 2018 Annual Meeting. The term of office for each of our Class III directors, Walter G. Goodrich and Robert C. Turnham, Jr. expires at our 2019 Annual Meeting. Following election to the Board, each director serves for a term of three years or until a successor is elected and qualified.

Based on the recommendations from the Nominating and Corporate Governance Committee, our Board has nominated its current Class I directors, Messrs. Timothy D. Leuliette and Steven J. Pully, for election to our Board as Class I directors with a term of office expiring at our 2020 Annual Meeting. Our Board has affirmatively determined that Mr. Leuliette and Mr. Pully are independent. Please see “Corporate Governance—Our Board—Board Size; Director Independence.” We have no reason to believe that either of Messrs. Leuliette or Pully will be unavailable for election. However, if any nominee becomes unavailable for election, our Board can name a substitute nominee and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Director Nominees

The principal occupations and other information about the Board nominees for director and our incumbent Board members are set forth below:

Class I Directors – Terms Expiring at the 2020 Annual Meeting (if re-elected)

Name	Age	Position
Timothy D. Leuliette.	67	Director
Steven J. Pully	57	Director

Timothy D. Leuliette served as the president, chief executive officer and a member of the board of directors of Visteon Corporation from September 2012 to June 2015. Upon assuming his role at Visteon, Mr. Leuliette left FINNEA Group, a firm he had co-founded and where he was a senior managing director. He left the FINNEA Group’s predecessor firm to serve as chairman, president and chief executive officer of Dura Automotive LLC, for two years to oversee its emergence from bankruptcy, it’s financial and operational restructuring and its successful sale. Prior to that, Mr. Leuliette was co-chief executive officer of Asahi Tec Corporation and chairman and chief executive officer of its subsidiary Metaldyne Corporation, a company he co-founded in 2000. Mr. Leuliette was formerly president and chief operating officer of Penske Corporation, president and chief executive officer of ITT Automotive Group and senior vice president of ITT Industries Inc. Before joining ITT, Mr. Leuliette served as president and chief executive officer of Siemens Automotive L.P and was a member of the Siemens Automotive managing board and a corporate vice president of Siemens AG. Mr. Leuliette has also served on numerous boards and recent directorships, including Visteon Corporation, Business Leaders of Michigan, and The Detroit Economic Club. He is a past chairman of the board of The Detroit Branch of The Federal Reserve Bank of Chicago. Mr. Leuliette holds a B.S. in mechanical engineering and a Master’s Degree in business administration from the University of Michigan. He was appointed to the Company’s Board of Directors in 2016. Mr. Leuliette has many years of experience serving in leadership roles of publicly traded companies. His invaluable perspective as an executive officer and his experiences as a businessman and director have led to his nomination to serve as a director.

Steven J. Pully provides consulting and investment banking services for companies and investors focused on the oil and gas sector. From 2008 until 2014, Mr. Pully served as General Counsel and a Partner of the investment firm Carlson Capital, L.P. Mr. Pully was also previously a Senior Managing Director at Bear Stearns and a Managing Director at Bank of America Securities focused on energy investment banking. Mr. Pully is on three other public company boards, Energy XXI, Bellatrix Exploration and VAALCO Energy and has also served on numerous other boards of public and private companies in the oil and gas and other industries, including as a director of EPL Oil & Gas within the past five years. Mr. Pully is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas. Mr. Pully earned his undergraduate degree in Accounting from Georgetown University and is also a graduate of The University of Texas School of Law. He was appointed to the Company’s Board in March, 2017. Mr. Pully brings his many years of experience as a successful businessman as well as his experience serving on the board of numerous oil and gas companies, including other publicly traded companies. For these reasons, Mr. Pully has been nominated to serve as a director.

Recommendation of the Board

OUR BOARD RECOMMENDS A VOTE “FOR” ALL NOMINATED DIRECTORS

Class II Directors – Terms Expiring at the 2018 Annual Meeting

Name	Age	Position
Ronald F. Coleman	62	Director
K. Adam Leight	61	Director
Thomas M. Souers	64	Director

Ronald F. Coleman is an energy executive with over 37 years of international and domestic oilfield services operations. From 2012 to 2014, Mr. Coleman was president North America and executive vice president of Archer. Prior to that, Mr. Coleman served as chief operating officer and executive vice president of Select Energy Services in 2011. Mr. Coleman spent 33 years at BJ Services Company, serving as vice president of operations in U.S. and Mexico from 1998 to 2007 and vice president North America pumping from 2007 to 2010. He has served on numerous boards, including Torqued Up Energy Services, Titan Liner (CWCS Company), Solaris Oil Field Services, and Ranger Energy Services. He has also been appointed by boards to serve in advising roles for CSL Energy Opportunities Fund II, LP, and Matador Resources Company. He was appointed to the Company’s Board of Directors in 2016. Mr. Coleman’s many years of experience in oilfield service operations and service on the boards of various energy companies makes him highly qualified to serve as a member of our Board.

K. Adam Leight has spent 35 years building and managing investment research departments, and covering the energy industry for major financial institutions. Mr. Leight is presently a managing member of Ansonia Advisors LLC, which provides independent research, capital markets, and corporate advisory services to various institutions and to the energy industry. Prior to that, Mr. Leight served as a managing director at RBC Capital Markets from 2008 to 2016, managing director at Credit Suisse from 2000 to 2007 and managing director at Donaldson, Lufkin & Jenrette from 1994 to 2000. Before that, Mr. Leight was managing director at Cowen & Company, vice president at Drexel Burnham Lambert, and an analyst at Sutro & Co. Mr. Leight has also served on the boards of Falcon Capital Management, University of Wisconsin ASAP, Temple Sharley Tefilo-Israel, and Gates of Israel Foundation and currently serves on the board of Warren Resources. Mr. Leight holds an A.B. in economics from Washington University, an M.S. in investment finance from the University of Wisconsin and is a Chartered Financial Analyst. He was appointed to the Company’s Board of Directors in 2016. Mr. Leight has held management positions at several investment banks. His finance and business leadership skills from his career in investment banking make him uniquely qualified to be a member of our Board as well as his qualifications as an audit committee financial expert under the SEC guidelines.

Thomas M. Souers has served as petroleum engineering consultant at Netherland, Sewell & Associates, Inc. since 1991. During that time, Mr. Souers worked on a range of oil and gas reserves estimations, property evaluations for sales and acquisitions, analysis of secondary recovery projects, field studies, deliverability studies, prospect evaluations, and economic evaluations utilizing deterministic methodology for projects in North America, Europe, Africa, South America, and Asia. Prior to that time, Mr. Souers served as an operations engineer with GLG Energy LP, senior staff engineer with Wacker Oil Inc., area manager with Transco Exploration Company, and supervising engineer with Exxon Company, U.S.A. Mr. Souers holds a B.S. in civil engineering from North Carolina State University and an M.S. in civil engineering from the University of Florida. He was appointed to the Company’s Board of Directors in 2016. Mr. Souers extensive experience as a petroleum engineer makes him uniquely qualified to be a member of our Board.

Class III Directors – Terms Expiring at the 2019 Annual Meeting

Name	Age	Position
Walter G. Goodrich	58	Chairman of the Board and Chief Executive Officer
Robert C. Turnham, Jr.	59	President and Chief Operating Officer

Walter G. “Gil” Goodrich became Chairman of the Board in 2015 and served as Vice Chairman of our Board since 2003. He has served as our Chief Executive Officer since 1995. Mr. Goodrich was Goodrich Oil Company’s Vice President of Exploration from 1985 to 1989 and its President from 1989 to 1995. He joined Goodrich Oil Company, which held interests in and served as operator of various properties owned by a predecessor of the Company, as an exploration geologist in 1980. Gil Goodrich is the son of Henry Goodrich, our late Chairman – Emeritus, Director. He has served as a director since 1995. Mr. Goodrich’s invaluable perspective as our top executive officer on the Board and his experience as a geologist and a businessman make him uniquely qualified to be a member of our Board.

Robert C. Turnham, Jr. has served as our Chief Operating Officer since 1995. He became President and Chief Operating Officer in 2003. He has held various positions in the oil and natural gas business since 1981. From 1981 to 1984, Mr. Turnham served as a financial analyst for Pennzoil. In 1984, he formed Turnham Interests, Inc. to pursue oil and natural gas investment opportunities. From 1993 to 1995, he was a partner in and served as President of Liberty Production Company, an oil and natural gas exploration and production company. He has served as a director since 2006. Mr. Turnham brings invaluable oil and gas operating experience to the Board. Additionally, he has held various executive management positions in the oil and natural gas business since 1981 and is able to assist the Board in creating and evaluating the Company’s strategic plan. For these reasons, Mr. Turnham has been an invaluable member of our Board.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

Although stockholder approval is not required for the appointment of Hein & Associates LLP, the Board and the Audit Committee have determined that it is desirable as a good corporate governance practice. Ratification requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at the Annual Meeting. If our stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. However, even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of us and our stockholders.

On November 9, 2016 (the “Dismissal Date”), we dismissed Ernst & Young LLP (“E & Y”) from serving as our independent registered public accounting firm and engaged Hein & Associates LLP (“Hein”) as our new independent registered public accounting firm. Our Audit Committee unanimously approved and authorized the change, directed the process of review of candidate firms to replace E&Y and made the final decision to engage Hein.

The E&Y reports on the financial statements of the Company for the years ended December 31, 2015 and 2014 contained no adverse opinion or disclaimer of opinion and were not qualified, except for the 2015 report which included an explanatory paragraph that described conditions that raised substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements. In connection with its audits of the years ended December 31, 2015 and 2014 and reviews of our financial statements through the Dismissal Date there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference thereto in their reports on the financial statements.

A representative of Hein & Associates LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders at the Annual Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE RATIFICATION OF THE SELECTION OF HEIN & ASSOCIATES LLP FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2017

PROPOSAL NO. 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals.

Advisory Vote on Executive Compensation

We obtained 90% support for our annual advisory vote on executive compensation (the “Say-On-Pay Proposal”) at the Company’s last annual meeting of stockholders held in May 2015. The Company filed for reorganization under Chapter 11 of the Bankruptcy Code on April 15, 2016, and emerged from bankruptcy on October 12, 2016 upon meeting the conditions of its First Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) and therefore did not hold an Annual Meeting in 2016.

As described in the CD&A, we believe our compensation program is effective and strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to the named executive officers are reasonable in the aggregate. As you consider this Proposal No. 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As an advisory vote, Proposal No. 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, and will not require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for executive officers.

This vote is required pursuant to Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act.”).

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the named executive officers as disclosed in this Proxy Statement for Goodrich Petroleum Corporation’s 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2016 and the other related tables and disclosure required by Item 402 of Regulation S-K.”

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED
IN THIS PROXY STATEMENT.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the SEC. Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, based solely on review of copies of such reports furnished to us and written representations, with the exception of Mr. Turnham who failed to file one immaterial transaction on December 7, 2016 in a timely fashion, and Mr. Killelea who failed to file one immaterial transaction on May 17, 2016 in a timely fashion, no other reports were required, and all of our officers, directors and 10% stockholders complied with applicable reporting requirements of Section 16(a).

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 7, 2017 (except as otherwise noted) certain information with respect to the amount of our common stock beneficially owned (as defined by the SEC’s rules and regulations) by:

•	each person known to beneficially own 5% or more of the outstanding shares of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all current executive officers and directors as a group.
Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Common Stock	Walter G. Goodrich	375,000	4.1
Common Stock	Robert C. Turnham, Jr.	375,019	4.1
Common Stock	Mark E. Ferchau	112,500	1.2
Common Stock	Michael J. Killelea	87,500		*
Common Stock	Robert T. Barker	6,750		*
Common Stock	Directors and Executive Officers as a Group (10 Persons)	956,769	10.5
Common Stock	Franklin Advisers, Inc(3).	5,394,605	53.6
Common Stock	Anchorage Capital Group, LLC(4)	1,567,744	17.2
Common Stock	Senator Investment Group LP(5)	854,545	9.4
Common Stock	UBS O’Connor LLC(6)	621,588	6.5
Common Stock	O’Connor Global Multi-Strategy Alpha Master Limited	526,896	7.4
*	Less than 1%
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Goodrich Petroleum Corporation, 801 Louisiana, Suite 700, Houston, Texas 77002 and each beneficial owner has sole voting and dispositive power over such shares.
(2)	Based on total shares outstanding of 9,108,826 as of April 7, 2017.
(3)	Franklin Advisers’ Inc. is a wholly owned subsidiary of Franklin Resources, Inc. (“FRI”). Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of FRI’s outstanding common stock and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI’s subsidiaries provide investment management services.
(4)	Includes the following securities: 758,716 shares held for the account of Anchorage Illiquid Opportunities V, L.P (“AIO V”). and 809,028 shares held for the account of AIO V AIV 1 Holdings, L.P. (“AIV 1”). Anchorage Capital Group, LLC (“Capital Group”) is the investment manager to each of AIO V and AIV 1 and, in such capacity, exercises voting and investment power over the shares held for the accounts of AIO V and AIV 1. Anchorage Advisors Management, L.L.C. (“Management”) is the sole managing member of Capital Group. Kevin M. Ulrich is the Chief Executive Officer of Capital Group and the senior managing member of Management.
(5)	Senator Investment Group LP (“Senator Investment Group”) serves as investment manager to various investment funds (collectively, the “Funds”), and as such, has investment discretion with respect to the Funds. Alexander Klabin (“Mr. Klabin”) and Douglas Silverman (“Mr. Silverman”) have control of a Delaware limited liability company that may be deemed to control Senator Investment Group.

(6)	UBS O’Connor LLC (“O’Connor”) serves as the investment manager to each of (1) Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited (“GLEA XL”) and (2) O’Connor Global Multi-Strategy Alpha Master Limited (“GLEA”, and together with GLEA XL, collectively, the “O’Connor Funds”). In such capacity, O’Connor exercises voting and investment power over the shares of Common Stock held for the account of each of GLEA XL and GLEA. O’Connor is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Ms. Dawn Fitzpatrick is the Chief Executive Officer of O’Connor, Mr. Kevin Russell is the Chief Investment Officer of O’Connor and Mr. Andrew Martin is a Portfolio Manager for O’Connor, and each also exercises voting and investment power over the shares of Common Stock held for the account of the O’Connor Funds. As a result, each of O’Connor, Ms. Fitzpatrick, Mr. Russell and Mr. Martin may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of Common Stock held for the account of the O’Connor Funds.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position
Walter G. Goodrich	58	Chairman and Chief Executive Officer, Director
Robert C. Turnham, Jr.	59	President and Chief Operating Officer, Director
Mark E. Ferchau	62	Executive Vice President
Michael J. Killelea	54	Executive Vice President, General Counsel and Corporate Secretary
Robert T. Barker	66	Vice President, Controller and Chief Financial Officer

Walter G. Goodrich’s biographical information may be found under “Proposal No. 1 – Election of Directors”.

Robert C. Turnham, Jr.’s biographical information may be found under “Proposal No. 1 – Election of Directors”.

Mark E. Ferchau became Executive Vice President of the Company in 2004. He had previously served as the Company’s Senior Vice President, Engineering and Operations, after initially joining the Company as a Vice President in 2001. Mr. Ferchau previously served as Production Manager for Forcenergy Inc. from 1997 to 2001 and as Vice President, Engineering of Convest Energy Corporation from 1993 to 1997. Prior thereto, Mr. Ferchau held various positions with Wagner & Brown, Ltd. and other independent oil and gas companies.

Michael J. Killelea joined the Company as Senior Vice President, General Counsel and Corporate Secretary in 2009. He was named Executive Vice President in December 2016. Mr. Killelea has almost 30 years of experience in the energy industry. In 2008, he served as interim-Vice President, General Counsel and Corporate Secretary for Maxus Energy Corporation. Prior to that time, Mr. Killelea was Senior Vice President, General Counsel and Corporate Secretary of Pogo Producing Company from 2000 through 2007. Mr. Killelea held various positions within the law department at CMS Energy Corporation from 1988 to 2000, including Chief Counsel at CMS Oil & Gas Company from 1995 to 2000.

Robert T. Barker joined the Company in 2007 as Manager, Financial Reporting and has held various positions within the Accounting Department with increasing responsibility, most recently Vice President, Controller and Principal Accounting Officer. He was named Interim Chief Financial Officer in April 2016 and named Chief Financial Officer in January 2017. Mr. Barker has over 30 years of experience in the energy industry. Prior to joining the Company, Mr. Barker was Controller for Cygnus Oil and Gas Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Summary of 2016 Executive Compensation

The Company filed for reorganization under Chapter 11 of the Bankruptcy Code on April 15, 2016, and emerged from bankruptcy on October 12, 2016 upon meeting the conditions of its First Amended Joint Chapter 11 Plan of Reorganization (the “Plan”). The bankruptcy proceeding had the following direct effects on our executive compensation program:

•	base salaries were reduced 20% from March 1, 2016 through December 1, 2016;
•	no payout under the Non-Equity Incentive Plan to our NEOs for 2016;
•	equity awards granted prior to the Company’s emergence from bankruptcy were cancelled pursuant to the Plan; and
•	grants of stock and time-vested restricted stock were made to our NEOs in October 2016, upon emergence from bankruptcy, and in December 2016, pursuant to a Management Incentive Plan (the “MIP”) approved pursuant to the Plan.

Overview of Our Executive Compensation Program and Compensation Philosophy

We provide fair and competitive compensation for our executive officers by structuring our executive compensation program principally around three goals:

1)	Maintaining compensation at competitive market levels, targeting the median of comparative pay of our peer group for similar positions;
2)	Rewarding executive officers for executing performance goals designed to generate returns for our stockholders. As a result, we historically tied selected elements of our executive compensation program to company performance goals; and
3)	Retaining and motivating our executives through a combination of grants of time-vested and performance-based awards of phantom stock, which vest over a three-year period commencing on the first anniversary after the grant date, or upon achievement of the event on which the award is based,

In October 2016, the Compensation Committee engaged Longnecker & Associates as compensation consultants to provide a market analysis of our executive compensation program. Throughout this filing, the individuals who served as our CEO and our Interim Chief Financial Officer during the fiscal year ended December 31, 2016, as well as the other individuals included in the “Summary Compensation Table,” are referred to as “Named Executive Officers” or “NEOs.”

Elements of Executive Compensation

The elements of overall compensation for executive management include (1) base salary levels that are generally near the median of our peer group, (2) an annual bonus plan with payouts (if any) based on achievement of objectives approved by the Board and (3) a combination of long-term equity based incentives in the form of time-vested and performance-based awards of phantom stock. The Compensation Committee targeted overall compensation to reflect the approximate median for similar positions as determined through comparison to peer group proxies and independent compensation surveys. After researching and analyzing a list of potential peer companies, L&A identified the following companies for inclusion to Goodrich’s 2017 peer group consideration:

Approach Resources, Inc.	Bill Barrett Corp.	Bonanza Creek Energy, Inc.
Callon Petroleum Company	Carrizo Oil & Gas, Inc.	Clayton Williams Energy, Inc.
Comstock Resources, Inc.	Contango Oil & Gas Company	Eclipse Resources Corporation

EXCO Resources, Inc.	Gastar Exploration, Inc.	Jones Energy, Inc.
Matador Resources Company	Resolute Energy Corporation	Rex Energy Corporation
Sanchez Energy Corporation	SandRidge Energy, Inc.	Stone Energy Corp.
Triangle Petroleum Corporation

Base Salaries. The Company provides its executive officers with assured cash compensation in the form of a base salary that is generally near the median for similar positions as determined through comparison to peer group proxies and independent compensation surveys. However, as a result of the bankruptcy filing, the Company reduced base salaries by 20% from March 1, 2016 through December 1, 2016. On December 1, 2016, the salaries for Mr. Goodrich and Mr. Turnham were partially reinstated by the Compensation Committee, and the salaries for Mr. Ferchau and Mr. Killelea were fully reinstated. The base salaries paid to top executive officers during 2016 are shown in the Summary Compensation Table under the “Salary” column. The Compensation Committee expects to continue to review executive base salaries annually and to approve changes as appropriate.

		Salaries as of January 1,
Named Executive Officers	Position	2015 ($)	2016 ($)(1)	2017 ($)
Walter G. Goodrich	Vice Chairman and CEO	515,000	515,000	462,500
Robert C. Turnham, Jr.	President and COO	486,000	486,000	462,500
Mark E. Ferchau	Executive Vice President	380,000	380,000	380,000
Michael J. Killelea	Executive Vice President, General Counsel & Corporate Secretary	307,000	307,000	307,000
Robert T. Barker(2)	Vice President, Controller and Interim CFO	180,000	180,000	200,000
Joseph T. Leary(3)	Interim CFO		250,000
(1)	Effective March 1, 2016, salaries for Mr. Goodrich, Mr. Turnham, Mr. Ferchau and Mr. Killelea were reduced by 20%. On December 1, 2016, the salaries of Mr. Goodrich and Mr. Turnham were increased by approximately 10% of their pre-reduction base salary amount and each became eligible for a one-time bonus of $140,625 payable in 2017 in the event the Company raises certain new capital in 2017. On December 1, 2016, the salaries for Mr. Ferchau and Mr. Killelea were fully reinstated.
(2)	Mr. Barker was appointed interim Chief Financial Officer in April 2016 and named Chief Financial Officer in January 2017.
(3)	Mr. Leary resigned as interim Chief Financial Officer in March 2016.

Incentive Bonus. Incentive bonuses, considered for payment annually, ensure that the executive officers focus on the achievement of near-term goals that are approved by the Board. Bonuses may be earned if the Company achieves its objectives in key performance metrics and executes on strategic achievements. Bonus targets as a percentage of base salary have historically been set near the median for similar positions. No incentive bonuses were awarded in 2016. Mr. Goodrich and Mr. Turnham are each eligible for a potential one-time special bonus in 2017 associated with certain new capital and balance sheet objectives set by the Compensation Committee.

Long-Term Equity-Based Incentives. The specific objectives of our long-term equity-based compensation plan are to attract, motivate, and retain the services of key employees and enhance a sense of ownership, as well as to encourage those persons to assist in our development, growth and financial success. To align the compensation of our executive officers with the attainment of our business goals and an increase in stockholder value, we have historically awarded time-vested and performance-based grants of phantom stock as part of our total compensation package.

We believe that providing grants of phantom stock focuses the named executives on delivering long-term value to our stockholders, while providing value to the executives in the form of equity awards. A grant of phantom stock offers executives the opportunity to receive shares of our common stock on the date the forfeiture restriction lapses. In this regard, phantom stock serves both to reward and retain executives, as the value of the phantom stock is linked to the price of our common stock on the date the forfeiture restrictions lapses. Our non-performance based phantom stock awards vest in three equal annual installments beginning one year after the grant date. We believe that these vesting schedules aid us in retaining executives and motivating long-term performance. Annual long-term equity-based incentives were awarded in December 2016 pursuant to the MIP.

Severance Benefits

We have severance agreements with Messrs. Goodrich, Turnham, and Ferchau. Mr. Killelea and Mr. Barker are covered by the Goodrich Petroleum Officer Severance Plan. We believe that the severance payments and other benefits provided under these agreements and the severance plan are appropriate and that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control. Under the agreements and the severance plan, each officer is eligible for severance payments and other benefits if the officer’s employment is terminated without cause or such officer resigns due to a “change in duties” (as defined in the applicable plan or agreement) following the occurrence of a change of control (each a “Triggering Event”) as described in further detail under “Potential Payments Upon Termination or Change in Control” below.

•	Without Cause. Payments and other benefits are provided under the separation agreements and the plan if the officer is terminated without cause. The payments and other benefits provided upon this Triggering Event are intended to ease the consequences to the separated officer of an unexpected termination that under different circumstances would not have occurred and which is beyond the control of the officer.
•	Change in Duties following Change of Control. Recognizing the importance of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, we provide payments and other benefits under the separation agreements in certain instances in which an officer is terminated or resigns due to a “change in duties” following a change of control. We believe that use of this Triggering Event protects stockholder interests by enhancing employee focus during rumored or actual change of control activity by (1) providing incentives to our executive officers to remain employed by us despite uncertainties while a transaction is under consideration or pending and (2) assuring severance and benefits for involuntarily or constructively terminated officers.

Other Benefits

In addition to base pay, annual incentive bonuses, long-term equity-based incentives and severance benefits, we provide the following forms of compensation:

•	401(k) Savings Plan. We have a defined contribution profit sharing 401(k) plan designed to assist our eligible officers and employees in providing for their retirement. We have a plan that allows us to match the contributions of our employees to the plan in cash, up to a maximum of 6% of eligible deferrals. When matching occurs, employees are immediately 100% vested in company contributions. Matching contributions were suspended effective April 1, 2016 and have not to date been reinstated.
•	Health and Other Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all employees.
•	Perquisites. We do not provide perquisites to our executive officers.

Other Matters

Policy on Recovery of Compensation and Clawbacks

In December 2014, the Board adopted a clawback policy under which the Board, or a committee of the Board, has the right to cause the reimbursement by an executive officer of the Company of certain incentive compensation if the compensation was predicated upon the achievement of certain financial results that were subsequently the subject of a required restatement of the Company’s financial statements and the executive officer engaged in fraudulent or intentional illegal conduct that caused the need for the restatement.

Tax Treatment of Executive Compensation

Compensation payable to our CEO and our three other most highly compensated employees other than our chief financial officer is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits our ability to deduct compensation in excess of $1,000,000. While the deductibility of compensation is important to us and actions will, when deemed appropriate, be taken to ensure the deductibility of compensation, the Committee has also determined that flexibility in determining the appropriate amount of compensation is required, notwithstanding the statutory and regulatory provisions, in negotiating and implementing incentive compensation programs. Accordingly, the Compensation Committee retains the discretion to award compensation that exceeds the deductibility limit under Section 162(m).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised of Messrs. Leuliette, Coleman and Leight. During the fiscal year ended December 31, 2016, no member of the Compensation Committee (1) was an officer or employee, (2) was formerly an officer or (3) had any relationship requiring disclosure under the rules and regulations of the SEC.

During the fiscal year ended December 31, 2016, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board; (2) a director of another entity, one of whose executive officers served on the Compensation Committee of our Board; or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis.” Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted by the Compensation Committee of the Board of Directors,

Timothy D. Leuliette, Chairman
Ronald F. Coleman
K. Adam Leight

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our NEOs, information relating to the compensation earned for services rendered in all capacities. Our NEOs consist of our Chief Executive Officer, Interim Chief Financial Officer, and the three other most highly compensated executive officers of the Company.

Summary Compensation for Year Ended December 31, 2014, 2015 and 2016

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)(3)	Non-Equity Incentive Plan Compensation	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)
Walter G. Goodrich Chairman and Chief Executive Officer	2016	433,375	48,281	3,616,038	0	5,758	4,103,452
	2015	515,000	377,500	440,150	0	15,900	1,348,550
	2014	515,000		420,001	486,675	15,600	1,437,276

Robert C. Turnham, Jr.President and Chief Operating Officer	2016	411,142	45,563	3,616,038	0	5,760	4,078,503
	2015	486,000	363,000	423,368	0	15,900	1,288,268
	2014	486,000		379,998	459,270	15,600	1,340,868

Mark E. Ferchau Executive Vice President	2016	323,000	23,750	1,487,301	0	5,320	1,839,371
	2015	380,000	151,667	329,243	0	15,900	876,810
	2014	380,000		289,999	239,400	15,600	924,999

Michael J. Killelea Executive Vice President, General Counsel and Corporate Secretary	2016	260,950	19,188	1,187,859	0	4,298	1,472,295
	2015	307,000	121,867	253,128	0	15,900	697,895
	2014	307,000		182,998	154,728	15,600	660,326

Robert T. Barker(5) Vice President, Controller and Interim Chief Financial Officer	2016	196,667	10,125	298,826	0	2,800	508,418
	2015	180,000	23,500	54,108	0	14,117	271,725
	2014	175,000			53,551	15,300	243,851

Joseph T. Leary(6) Interim Chief Financial Officer	2016	41,667				2,500	44,167
	2015	53,165				3,190	53,165
(1)	Amounts include payments under the Company’s employee retention program and a one-time special bonus payment in March, 2015 related to achieving certain financial objectives during the first quarter.
(2)	For 2016, the amounts reflect the aggregate amount of shares issued as exit awards upon emergence from bankruptcy in October 2016, as well as shares issued in December 2016 under the Management Incentive Plan.
(3)	The amounts included in the “Stock Awards” column reflect the grant date fair value of the awards under Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, assuming the completion of the service-based vesting conditions to which such awards are subject. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by our NEOs. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2014, 2015 and 2016 included in our Annual Report on Form 10-K. Stock awards reported in 2014 and 2015 were terminated in connection with the Company’s emergence from bankruptcy and, consequently, are no longer outstanding.
(4)	The amounts included in the “All Other Compensation” column represent Company matching contributions to the Named Executive Officer’s 401(k) savings plan account. No Named Executive Officer received any perquisites or personal benefits.
(5)	Mr. Barker was appointed interim Chief Financial Officer in April 2016 and named Chief Financial Officer in January 2017.
(6)	Mr. Leary resigned as interim Chief Financial Officer in March 2016.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our NEOs under any plan during 2016, including awards, if any, that have been transferred.

Grants of Plan-Based Awards for Year Ended December 31, 2016

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(1)
		(#)	($)
Walter G. Goodrich	10/12/2016	375,000	1,488,521
	12/8/2016	174,774	2,097,288

Robert C. Turnham, Jr.	10/12/2016	375,000	1,488,521
		174,774	2,097,288

Mark E. Ferchau	10/12/2016	112,500	446,556
	12/8/2016	85,973	1,031,676

Michael J. Killelea	10/12/2016	87,500	347,321
	12/8/2016	69,457	833,484

Robert T. Barker	10/12/2016	6,750	26,793
	12/8/2016	22,624	271,488
(1)	As the Company’s stock was not trading on the award date, the grant date fair value for the October 12, 2016 award was calculated using $3.97 per share which was based on a valuation provided by a third party accounting firm in January 2017. The grant date fair value for the December 8, 2016 award was calculated using the closing stock price on that date of $12.00.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Management Incentive Plan.

Pursuant to the Plan, our NEOs were granted shares by the Compensation Committee and approved by the board of directors in October 2016 under the MIP, with certain exit award shares being granted upon emergence from bankruptcy on October 12, 2016, and other shares vesting over time or being granted upon the conversion of certain second lien notes or the exercise of outstanding warrants. See the “Outstanding Equity Awards Value at the Fiscal Year-End Table” section below for further detail.

The phantom stock awarded in December 2016 pursuant to the MIP vests in one-third increments on December 8, 2017, December 8, 2018 and December 8, 2019. The phantom stock awards will vest earlier upon the grantee’s termination of employment due to his death or disability. In addition, the phantom stock will vest earlier upon a change in control of the Company (see the “Potential Payments Upon Termination or Change in Control” section below for definitions). Payment of vested phantom stock may be made in cash, shares of our common stock or any combination thereof, as determined by the Committee in its discretion. Any payment to be made in cash will be based on the fair market value of a share of common stock on the payment date.

Non-Equity Incentive Plan Compensation.

As a result of the bankruptcy filing there were no awards granted under the Non-Equity Incentive Plan for 2016.

Salary in Proportion to Total Compensation. The percentage of each NEO’s total compensation that was paid and awarded for 2016 in the form of base salary was approximately 15% for each of Messrs. Goodrich and Turnham; 23% for Messrs. Ferchau and Killelea; and 44% for Mr. Barker.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for our NEOs that were outstanding on December 31, 2016.

Outstanding Equity Awards as of December 31, 2016

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Walter G. Goodrich	61,142	(2)	758,161
	40,760	(3)	505,424
	102,412	(4)	1,269,909
	174,774	(5)	2,167,198
Robert C. Turnham, Jr.	61,142	(2)	758,161
	40,760	(3)	505,424
	102,412	(4)	1,269,909
	174,774	(5)	2,167,198
Mark E. Ferchau	18,342	(2)	227,441
	12,230	(3)	151,652
	30,722	(4)	380,953
	85,973	(5)	1,066,065
Michael J. Killelea	14,266	(2)	176,898
	9,511	(3)	117,936
	23,896	(4)	296,310
	69,457	(5)	861,267
Robert T. Barker	1,101	(2)	13,652
	734	(3)	9,102
	1,843	(4)	22,853
	22,624	(5)	280,538
(1)	The market value reported was calculated utilizing our closing stock price on December 31, 2016, the last trading day of the fiscal year, which was $12.40.
(2)	These restricted stock units were granted pursuant to the Goodrich Management Incentive Plan. The restriction will lapse when the notes held by the secondary lienholders to the Company outstanding as of October 12, 2016 have been exchanged for equity.
(3)	These restricted stock units were granted pursuant to the Goodrich Management Incentive Plan. The restriction will lapse upon the exercise of the UCC warrants outstanding as October 12, 2016 (the exercisability of which is contingent upon the Company's achievement of market capitalization of $230,000,000).
(4)	These restricted stock units were granted pursuant to the Goodrich Management Incentive Plan. The restricted stock units vest in one-third increments on each of October 12, 2017, 2018, and 2019.
(5)	Restricted phantom stock vests in one-third increments on each of December 8, 2017, 2018 and 2019.

Option Exercises and Stock Vested

The following table provides information concerning the vesting of restricted phantom stock awards during the fiscal year ended December 31, 2016 on an aggregated basis with respect to each of our NEOs. None of our NEOs exercised a stock option award during 2016.

Stock Vested for the Year Ended December 31, 2016

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)
Walter G. Goodrich	182,353	47,717
Robert C. Turnham, Jr.	181,242	47,630
Mark E. Ferchau	59,262	14,668
Michael J. Killelea	44,911	11,317
Robert T. Barker	3,072	843

Potential Payments Upon Termination or Change in Control

The discussion below discloses the amount of compensation and/or other benefits potentially due to Messrs. Goodrich, Turnham, Ferchau, Killelea, and Barker, in the event of a change in control, or a termination of their employment, including, but not limited to, in connection with a change in control of the Company. The amounts shown assume that such termination was effective as of December 31, 2016, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their respective termination or upon a change in control. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company or upon a change in control of the Company. We believe that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control. Likewise, post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the company without allowing personal considerations to cloud the decision-making process.

Severance Agreement

Each of Messrs. Goodrich, Turnham, and Ferchau has entered into a severance agreement with the Company providing for a cash lump sum payment to each of them in the event of their termination of employment without “cause” or due to a “change in duties,” during the eighteen (18) month period immediately following a “change in control,” or the executive is terminated without cause by the Company at any time (each term as defined below). The amount to which each is entitled is equal to two (2) times his then “current annual rate of total compensation,” to be paid within a ninety (90) day period following the applicable termination of employment, or in the event the executive is a “specified employee” as defined in Section 409A of the Code at the time of termination, on the first business day following the six (6) month period immediately following the executive’s termination of employment. Each severance agreement provides for continued health and life insurance coverage under the Company plans (or the equivalent thereof) for each of them through the second anniversary of their respective termination of employment date, but only to the extent that the continuation of benefits is exempt from Section 409A of the Code. In the event that payments pursuant to the severance agreements create excise taxes for the executive pursuant to Section 4999 of the Code, we will provide the executive with an additional payment solely to compensate him for such excise tax payment.

The severance agreements define “cause” as (1) a material failure to perform expected duties, (2) the commission of fraud, embezzlement, or misappropriation against us, (3) a material breach by the executive of his fiduciary duty, or (4) a conviction of a felony offense or a crime involving moral turpitude.

The executive’s “current annual rate of total compensation” is comprised of the executive’s annual base salary, the annual cash bonus last awarded to the executive prior to the change of control, and the value of the equity-based compensation awards granted to the executive during the twelve (12) months immediately prior to the change of control. All equity awards to be included in this calculation will be valued as of the date of grant.

A “change of control” of the Company will be deemed to have occurred upon the occurrence of the following events: (1) a sale or other transfer of all or substantially all of our assets, (2) our liquidation or dissolution, (3) a person or group becomes the beneficial owner of fifty percent (50%) or more of our voting power, or (4) a merger or consolidation, unless for at least six (6) months after the transaction, we own at least fifty percent (50%) of the total voting power of all the voting securities.

The executives may voluntarily resign upon a “change in duties” upon (1) a reduction in the executive’s duties or responsibilities, (2) a reduction in the executive’s “current annual rate of total compensation” or (3) a change in location of the executive’s principal place of business of more than fifty (50) miles.

Officer Severance Plans

Mr. Killelea and Mr. Barker are covered under the Goodrich Petroleum Officer Severance Plan, which provides for a lump sum cash payment to each of them in the event of their termination of employment without “cause” or due to a “change in duties,” during the eighteen (18) month period immediately following a “change in control,” each term as defined below. Prior to any payments under the Officer Severance Plan becoming payable, however, the executive will be required to file a general release in the Company’s favor. The amount to which each is entitled is equal to two (2) times the sum of his “annual base salary”, “bonus amount” and “equity award value,” as each term is defined below, to be paid no later than the ten (10) day period following the executive’s release becoming irrevocable, or in the event the executive is a “specified employee” as defined in Section 409A of the Code at the time of termination, on the first business day following the six (6) month period immediately following the executive’s termination of employment. The severance plan also provides for continued health coverage under the Company plans (or the equivalent thereof) for each of Mr. Killelea and Mr. Barker for up to 18 months from the date of his respective termination of employment, but only to the extent that the continuation of benefits is exempt from Section 409A of the Code. In the event that payments pursuant to the severance plan create excise taxes for the executive pursuant to Section 4999 of the Code, we will provide the executive with an additional payment solely to compensate them for such excise tax payment.

If Mr. Killelea or Mr. Barker incurs an involuntary termination other than following a change in control, then each executive is entitled to receive 100% of the sum of his annual base salary and bonus amount as well as up to twelve months of continued health benefits.

A “change in duties” and a “change in control” under the severance plan are defined similarly to a “change in duties” and a “change in control” under our individual severance agreements.

The severance plan defines “cause” as (1) a material failure to perform expected duties, (2) a conviction of a felony offense or a crime involving moral turpitude, or (3) gross negligence or willful misconduct in the performance of duties.

The executive’s “annual base salary” shall mean the highest rate of base salary in effect during the six-month period ending immediately prior to the change in control or involuntary termination and the executive’s “bonus amount” shall mean the annual cash bonus last awarded to the executive for the preceding fiscal year, or if greater, the annual cash bonus awarded for the fiscal year immediately prior to the fiscal year in which the change of control occurs.

An “involuntary termination” shall mean any termination of the executive’s employment with the Company that results from either (i) termination (whether before, on or following a change of control) by the Company other than for cause; or (ii) upon a change in duties by the executive on or within 18 months following a change of control.

A summary of the possible cash severance payments and continuation of health and life insurance coverage, as well as the accelerated vesting or settlement of the options and phantom stock, are detailed below for each of the named executive officers. The value of all equity awards is based upon the closing price of our stock on December 31, 2016, or $12.40. None of our NEOs held unvested stock options at the end of 2016; therefore, there is no value associated with accelerated vesting of stock options in the table below.

Executive	Death or Disability	Change in control followed by a termination without cause or a change in duties	Termination without cause	Change in control without a Termination of Employment
	($)	($)	($)	($)
Walter G. Goodrich
Cash Severance(1)	—	6,092,926	6,092,926	—
Health and Life Continuation(2)	—	74,533	74,533	—
Accelerated Equity Awards(3)	3,437,106	3,437,106	—	3,437,106
Total	3,437,106	9,604,565	6,147,459	3,437,106
Robert C. Turnham, Jr.
Cash Severance(1)	—	6,038,116	6,038,116	—
Health and Life Continuation(2)	—	52,267	52,267	—
Accelerated Equity Awards(3)	3,437,106	3,437,106	—	3,437,106
Total	3,437,106	9,527,489	6,090,383	3,437,106
Mark E. Ferchau
Cash Severance(1)	—	3,302,152	3,302,152	—
Health and Life Continuation(2)	—	74,533	74,533	—
Accelerated Equity Awards(3)	1,447,018	1,447,018	—	1,447,018
Total	1,447,018	4,823,703	3,376,685	1,447,018
Michael J. Killelea
Cash Severance(1)		2,590,424	461,728
Health Continuation(2)		53,440	35,627
Accelerated Equity Awards(3)	1,157,577	1,157,577		1,157,577
Total	1,157,577	3,801,441	497,355	1,157,577
Robert T. Barker
Cash Severance(1)		1,050,078	253,551
Health Continuation(2)		16,700	11,133
Accelerated Equity Awards(3)	303,391	303,391		303,391
Total	303,391	1,370,168	264,684	303,391
(1)	The total compensation used to determine the amount of cash severance each executive would have been entitled to as of December 31, 2015 is comprised of the following amounts:
(a)	Mr. Goodrich: $462,500 in annual salary; $486,675 in bonus; and $2,097,288 for the value of the previous year’s equity awards.
(b)	Mr. Turnham: $462,500 in annual salary; $459,270 in bonus; and $2,097,288 for the value of the previous year’s equity awards.
(c)	Mr. Ferchau: $380,000 in annual salary; $239,400 in bonus; and $1,013,676 for the value of the previous year’s equity awards.
(e)	Mr. Killelea: $307,000 in annual salary; $154,728 in bonus; and $833,484 for the value of the previous year’s equity awards.
(f)	Mr. Barker: $200,000 in annual salary; $53,551 in bonus; and $271,488 for the value of the previous year’s equity awards.
(2)	The amounts disclosed above for the continuation of health and life insurance were calculated by using the current cost for health and life insurance (if applicable) for each executive as of December 31, 2016 under our current health and life insurance plans. The continuation costs could be more or less than the amounts disclosed above depending on the time of the executive’s actual termination of employment.

(3)	The acceleration of equity for each of the executives is comprised of restricted phantom stock for all of the executives pursuant to the Management Incentive Plan. Amounts disclosed in the table above reflect:
(a)	Mr. Goodrich: 277,186 shares of phantom stock.
(b)	Mr. Turnham: 277,186 shares of phantom stock.
(c)	Mr. Ferchau: 116,695 shares of phantom stock.
(e)	Mr. Killelea: 93,353 shares of phantom stock.
(f)	Mr. Barker: 24,467 shares of phantom stock.

Risk Assessment Related to our Compensation Structure

We believe our compensation plans for all employees, including the Named Executive Officers, are appropriately structured and are not reasonably likely to have a material adverse effect on the Company. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results, assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are Company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our stockholders. We use phantom stock rather than stock options for equity awards because phantom stock retains value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over three years for our long-term incentive awards, even after achievement of any performance criteria, ensures that our employees’ interests align with those of our stockholders for the long-term performance of the Company.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Goodrich Petroleum Corporation.

Each member of the Audit Committee is an “independent” director and “financially literate” as determined by the Board, based on the listing standards of the New York Stock Exchange. Each member of the Audit Committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board has designated Mr. Leight, the Chairman of the Audit Committee, as an “audit committee financial expert,” as defined by the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and our independent auditors;
•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;
•	received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence; and
•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence and has discussed with the independent accounting firm its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements of Goodrich Petroleum Corporation be included in its Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee of the Board of Directors,

K. Adam Leight, Chairman
Steven J. Pully
Thomas M. Souers

Audit and Non-Audit Fees

Hein & Associates, LLP began serving as our independent registered public accounting firm in November 2016 and audited our consolidated financial statements for the fiscal year ended December 31, 2016. The following table shows the fees billed to us related to the audit services provided by Hein & Associates.

2016
Audit Fees	$285,000

Audit Committee Pre-Approval Policy

All services to be performed for the Company by the auditing firms must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s charter. All services provided by the audit firm in fiscal year 2016 were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

Emergence from Bankruptcy: Reconstituted Board of Directors

On April 15, 2016 Goodrich Petroleum Corporation (the “Company”), and its wholly-owned subsidiary filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. On September 28, 2016, the Bankruptcy Court entered an order confirming the terms of the First Amended Joint Chapter 11 Plan of Reorganization (the “Plan of Reorganization”) for the Company and its subsidiary. On October 12, 2016, pursuant to the terms of the Plan of Reorganization, the Company emerged from bankruptcy. In addition, pursuant to the Plan of Reorganization, on October 12, 2016 (the “Effective Date”), Messrs. Josiah T. Austin, Michael J. Perdue, Arthur A. Seeligson, Stephen M. Straty, and Gene Washington departed from the Board. As of the Effective Date, we consummated our reorganization under Chapter 11 pursuant to the Plan of Reorganization and we exited bankruptcy.

On the Effective Date, pursuant to the Plan of Reorganization, our Board was reconstituted to consist of Messrs. Walter G. Goodrich (Chairman), Ronald F. Coleman, Eugene I. Davis, K. Adam Leight, Timothy D. Leuliette, Thomas M. Souers, and Robert C. Turnham, Jr. Further, in accordance with the Plan of Reorganization, our certificate of incorporation and bylaws were amended and restated in their entirety. Our Second Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and Second Amended and Restated Bylaws became effective on the Effective Date. Effective March 14, 2017, Mr. Davis resigned from the Board and Mr. Pully was subsequently appointed to the Board.

Governance Practices

General

Our Board believes that adherence to sound corporate governance policies and practices is important in ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. As a result, our Board has adopted key governance documents, including Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics and committee charters, which are intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

Copies of these documents are available on our website at www.goodrichpetroleum.com/about.us/corporate.governance.htm and are also available in print, free of charge, to any stockholder who requests them.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be viewed on our website at www.goodrichpetroleum.com/pdf/CorporateGovernanceGuidelines.pdf.

Among other things, the Corporate Governance Guidelines address the following matters:

•	director qualification standards,
•	director responsibilities,
•	director access to management and independent advisors,
•	director compensation,
•	director orientation and continuing education,
•	management succession, and
•	annual performance evaluations of our Board.

Corporate Code of Business Conduct and Ethics

Our Corporate Code of Business Conduct and Ethics, which is applicable to our directors, employees, agents and representatives, can be viewed on our website at www.goodrichpetroleum.com/pdf/CodeofBusinessConductandEthics.pdf.

Any change to, or waiver from, our Corporate Code of Business Conduct and Ethics may be made only by our independent directors and will be disclosed as required by applicable securities laws and listing standards.

Our Board

Board Size; Director Independence

Our Board consists of seven members. Of the current seven directors, two are currently seeking re-election at the Annual Meeting.

In determining director independence, the Nominating and Corporate Governance Committee reviews the relationships between the Company and each director and reports the results of its review to the Board. The Board uses this information to aid it in making its determination of independence. The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits – or has the potential to impair or inhibit – a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, any transactions between the Company and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a current or former employee or consultant of the Company. The Board consults with the Company’s legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the NYSE and SEC rules as in effect from time to time.

Consistent with these considerations, the Board has reviewed all the relationships between the Company and the members of the Board and affirmatively has determined that all directors are independent directors except Mr. Walter G. Goodrich and Mr. Robert C. Turnham, Jr., who are employees of the Company.

The chart below describes the basis for the Board’s determination that the director is independent. Although service as a director of another company alone is not a material relationship that would impair a director’s independence, those relationships have been reviewed and are set forth below.

Director	Relationships Considered	Determination Basis
Ronald F. Coleman	Former Energy Executive Various Board positions	Independent
Walter G. Goodrich	Chairman, CEO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company
K. Adam Leight	Managing Member of Ansonia Advisors LLC	Independent
Timothy D. Leuliette	Director of Visteon Corporation, Business Leaders of Michigan, and The Detroit Economic Club	Independent
Thomas M. Souers	Retired, Petroleum Engineer	Independent
Steven J. Pully	Consultant, Investment Banker, Restructuring Advisor	Independent
Robert C. Turnham, Jr.	President, COO & Director of Goodrich Petroleum Corporation	Not Independent Employee of Company

Board Meetings, Annual Meeting Attendance

Our Board held four meetings from October 12, 2016, our emergence from bankruptcy, through December 31, 2016. Each director attended 100% of the meetings of the Board and the committees of which each is a member. We do not have a formal policy regarding director attendance at Board meetings. Board members are requested and encouraged to attend the Annual meeting. We did not hold an annual meeting in 2016, but expect that each of our Board members will attend the 2017 Annual Meeting.

Executive Sessions and Presiding Director

To facilitate candid discussion by our non-management directors, the agenda for certain Board and committee meetings provides for a meeting of non-management directors in executive session without any members of management present. Timothy D. Leuliette has been designated as the director to preside over executive sessions of non-management directors. Our independent directors meet separately at least once a year in accordance with the listing standards of the NYSE.

Limitation on Public Company Board Service

To ensure that each director is able to devote sufficient time to performing his or her duties, the number of other public company boards on which a director may serve is subject to a case-by-case review by the Nominating and Corporate Governance Committee. In addition, the Audit Committee’s Charter prohibits committee members from serving on the audit committee of more than two other public company boards unless our Board determines that such simultaneous service does not impair the ability of the director to effectively serve on the Audit Committee.

Chairman and Chief Executive Officer

Our Board has determined that a leadership structure consisting of a combined role of Chairman of the Board and Chief Executive Officer, together with a strong Lead Independent Director, is appropriate for our Company. As Mr. Goodrich bears the primary responsibility for managing our day-to-day business, the combination of the role of Chairman and Chief Executive Officer ensures that key business issues and stockholder interests are brought to the attention of our Board. In addition, as a result of his role as the Chief Executive Officer of the Company, Mr. Goodrich has Company-specific experience that can benefit his role as Chairman of the Board in identifying strategic priorities, leading the discussion and execution of strategy, and facilitating the flow of information between management and the Board.

To give a significant voice to our independent, non-management directors and to reinforce effective, independent leadership on the Board, and in recognition of his demonstrated leadership skills, the Board has appointed Mr. Leuliette as Lead Independent Director.

We believe that the above structure, when combined with the Company’s other governance policies and procedures, provide for appropriate oversight, discussion and evaluation of decisions and direction from the Board, and are in the best interest of our stockholders.

Our Board’s Role in Risk Oversight

Our Board generally administers its risk oversight function through the board as a whole. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Financial Officer, and reviews our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors. In addition, our Hedging Committee assists management in establishing pricing and production guidelines to be used by management in entering into oil and gas hedging contracts in order to manage the commodity price risk for a portion of our oil and gas production.

Annual Board Evaluation

The Nominating and Corporate Governance Committee is responsible for the Board evaluation process. Following the end of each fiscal year, the Nominating and Corporate Governance Committee requests that the Chairman of each committee report to the full Board about the committee’s annual evaluation of its performance and evaluation of its charter. In addition, the Nominating and Corporate Governance Committee receives comments from all directors and reports to the full Board with an assessment of the Board’s and management’s performance each fiscal year.

Director Orientation and Continuing Education

Our Board takes measures as it deems appropriate to ensure that its members may act on a fully informed basis. The Nominating and Corporate Governance Committee evaluates general education and orientation programs for our directors. Newly appointed directors are required to become knowledgeable (if not already) about the responsibilities of directors for publicly traded companies. In addition, we provide our directors with information regarding changes in our business and industry as well as the responsibilities of the directors in fulfilling their duties.

Director Nomination Process

Director Qualifications

When identifying prospective director nominees, our Board, with assistance from the Nominating and Corporate Governance Committee, considers the following:

•	the prospective nominee’s reputation, integrity and independence;
•	the prospective nominee’s skills and business, government or other professional experience and acumen, bearing in mind the composition of our Board and the current state of and the energy industry generally at the time of determination; and
•	the number of other public companies for which the prospective nominee serves as a director and the availability of the prospective nominee’s time and commitment to us.

Although we do not have a formal policy for the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, knowledge, attributes and experiences that cover the spectrum of areas that affect our business. The Nominating and Corporate Governance Committee regularly assesses whether the mix of skills, experience and background of our Board as a whole is appropriate for us.

In the case of directors being considered for reelection, our Board also takes into account the director’s history of attendance and participation at Board and committee meetings, and the director’s tenure as a member of our Board.

Director Nominations

In connection with its governance function, the Nominating and Corporate Governance Committee identifies individuals qualified to become Board members and recommends those individuals for election as directors, either at the annual meeting of stockholders or to the Board to fill any vacancies. When the need to fill a vacancy arises, the Nominating and Corporate Governance Committee solicits recommendations from existing directors and from senior management. These recommendations are considered along with any recommendations made by stockholders. There have been no material changes to the procedures by which stockholders may nominate director candidates to the Nominating and Corporate Governance Committee since the Company last provided this disclosure.

The Board did not retain, and we did not pay a fee to, any third party to assist in the process of identifying or evaluating prospective director nominees for election at the Annual Meeting, nor did we receive any director nominees put forward by a stockholder or group of stockholders who beneficially own more than 5% of our common stock.

Communications with our Board

Our Board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our Board, to any Board committee, to the Chairman of our Board, or to any director in particular, to:

c/o Goodrich Petroleum Corporation
801 Louisiana Street, Suite 700
Houston, Texas 77002

Any correspondence addressed to our Board, any Board committee, the Chairman of our Board or to any one of the directors in care of us is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be reported by going to goodrichpetroleum.silentwhistle.com or by calling the (toll-free) hotline number 1-877-874-8416.

Standing Committees of our Board

Committee Composition

The following table lists our five Board committees and the directors who currently serve on them.

Director Name	Executive Committee	Hedging Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Ronald F. Coleman				X	X
Walter G. Goodrich	Chair	Chair
K. Adam Leight		X	Chair	X
Timothy D. Leuliette*	X	X		Chair
Thomas M. Souers			X		Chair
Steven J. Pully			X		X
Robert C. Turnham, Jr.	X	X
X	Member
*	Lead Independent Director

Executive Committee

The Executive Committee is delegated the authority to approve any actions that our Board can approve, except to the extent restricted by law or by our Amended and Restated Certificate of Incorporation or Bylaws, as amended. Although the Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2016, it took action through unanimous written consent throughout the year.

Hedging Committee

The Hedging Committee’s principle function is to assist management in establishing pricing and production guidelines to be used by management in entering into oil and gas hedging contracts in order to manage the commodity price risk for a portion of our oil and gas production. Although the Hedging Committee did not hold any formal meetings during the fiscal year ended December 31, 2016, it took action through unanimous written consent throughout the year.

Audit Committee

Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:

•	overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•	overseeing our compliance with legal and regulatory requirements;
•	overseeing the qualifications, independence and performance of the independent auditor engaged for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for us;
•	overseeing the effectiveness and performance of our internal audit function;
•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board has established;
•	providing an open avenue of communication among our independent auditors, financial and senior management, the internal auditing department, and our Board, always emphasizing that the independent auditors are accountable to the Audit Committee;
•	producing the Audit Committee Report for inclusion in our annual proxy statement; and
•	performing such other functions our Board may assign to the Audit Committee from time to time.

A copy of our Audit Committee Charter can be viewed on our website at http://www.goodrichpetroleum.com/files/9114/1159/7219/AuditCommitteeCharter.pdf

In connection with these purposes, the Audit Committee recommends to our Board the independent registered public accounting firm to be engaged to audit our financial statements, annually reviews the independent auditor’s independence and quality control procedures, meets with the auditors and our financial management to review with them our significant accounting policies and its internal controls, provides opportunities for the auditors to meet with the Audit Committee and management, discusses matters discussed at Audit Committee meetings with the full Board, investigates any matters brought to its attention within the scope of its duties, reviews and assesses the adequacy of the Audit Committee charter on an annual basis, and has general responsibility in connection with related matters.

Our Board has determined that each member of the Audit Committee is independent under the SEC’s rules and regulations, the listing standards of the NYSE and our Corporate Governance Guidelines. In addition, our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the listing standards of the NYSE. Based on Mr. Leight’s business experience, which is described in more detail under “Proposal No. 1-Election of Directors — Director Nominees,” our Board has determined that he qualifies as an “audit committee financial expert” under the SEC’s rules and regulations. None of the members of the Audit Committee serve on the audit committee of more than two other public companies.

Our Audit Committee held three meetings from October 12, 2016 through December 31, 2016.

Compensation Committee

Pursuant to its charter, our Compensation Committee’s duties include, among other things, the responsibility to:

•	review, evaluate, and approve our agreements, plans, policies, and programs to compensate the officers and directors;
•	review and discuss with the Company’s management, the Compensation Discussion and Analysis (“CD&A”) to be included in the proxy statement for our annual meeting of stockholders and/or our annual report on Form 10-K and to determine whether to recommend to the Board that the CD&A be included in the proxy statement and/or our annual report on Form 10-K;
•	produce an annual report of the Compensation Committee for inclusion in our proxy statement for our annual meeting of stockholders and/or our annual report on Form 10-K;
•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and
•	perform such other functions as our Board may assign to the Compensation Committee from time to time.

A copy of our Compensation Committee Charter can be viewed on our website at http://www.goodrichpetroleum.com/files/6714/1159/7247/CompensationCommitteeCharter.pdf

In connection with these purposes, the Compensation Committee reviews corporate goals and objectives relevant to our compensation. In addition, the Compensation Committee reviews our compensation and benefit plans to ensure that they meet these corporate goals and objectives. In consultation with our Chief Executive Officer, our Compensation Committee makes recommendations to the Board on compensation of all of our officers, the granting of awards under and administering our long term incentive and other benefit plans, and adopting and changing our major compensation policies and practices.

Our Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

Our Compensation Committee held two meetings from October 12, 2016 through December 31, 2016.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee’s duties include, among other things, the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles and practices and assist the Board in implementing these principles and practices;
•	assist the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies;
•	advise the Board about the appropriate composition of the Board and its committees;
•	direct all matters relating to the succession of our Chief Executive Officer;
•	lead the Board in its annual review of the performance of the Board and its committees; and
•	perform other such functions as the Board may assign to the Nominating and Corporate Governance Committee, in serving the corporate governance function, from time to time.

A copy of our Nominating and Corporate Governance Committee Charter can be viewed on our website at http://www.goodrichpetroleum.com/files/7214/1159/7274/NominatingCharter.pdf

In connection with these duties, the Nominating and Corporate Governance Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our Amended and Restated Certificate of Incorporation and Bylaws and our Corporate Governance Guidelines, assesses the adequacy of our Corporate Governance Guidelines and recommends any proposed changes to our Board, and actively involves itself in our succession planning.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NYSE and our Corporate Governance Guidelines.

Our Nominating and Corporate Governance Committee held one meeting from October 12, 2016 through December 31, 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is comprised of Messrs. Leuliette, Coleman and Leight. During the fiscal year ended December 31, 2016, no member of the Compensation Committee (1) was an officer or employee, (2) was formerly an officer or (3) had any relationship requiring disclosure under the rules and regulations of the SEC.

During the fiscal year ended December 31, 2016, none of our executive officers served as a (1) member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board, (2) director of another entity, one of whose executive officers served on the Compensation Committee of our Board, or (3) member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Introduction

The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and therefore has adopted a policy that requires the following in connection with all related person transactions involving the Company.

Any “Related Person Transaction” shall be consummated or shall continue only if:

1.	the Audit Committee shall approve or ratify such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;
2.	the transaction is approved by the disinterested members of the Board of Directors; or
3.	the transaction involves compensation approved by the Compensation Committee.

For these purposes, a “Related Person” is:

1.	a senior officer (which shall include at a minimum each executive vice president and Section 16 officer) or director;
2.	a shareholder owning in excess of five percent of the Company (or its controlled affiliates);
3.	a person who is an immediate family member of a senior officer or director; or
4.	an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

For these purposes, a “Related Person Transaction” is a transaction between us and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than:

1.	transactions available to all employees generally; or
2.	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions. Management shall present any proposed Related Person Transactions to the Committee for review prior to consummation of the transaction. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Audit Committee as to any material change to those proposed transactions.

Corporate Opportunity

The Board recognizes that situations exist where a significant opportunity may be presented to management or a member of the Board of Directors that may equally be available to us, either directly or via referral. An example is a potential property acquisition which could become available to us. Before such opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), such opportunity shall be presented to the Board of Directors for consideration. The intent is for members of management, directors, or employees who become aware of opportunities (such as potential acquisitions) in an area in which we are currently active to present those opportunities to us before the individual is free to pursue it in his personal capacity. For example, through his/her contacts Director X becomes aware of a land acquisition in the Haynesville Shale, and knows this is something that we might also be interested in buying. Thus, before he/she can buy the land or lease the property, he/she must put it before the Board and we must pass on the opportunity before Director X may take action.

Disclosure

All Related Person Transactions are to be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Person Transactions shall be disclosed to the Audit Committee of the Board and any material Related Person Transaction shall be disclosed to the full Board of Directors.

Other Agreements

Management shall assure that all Related Person Transactions are approved in accordance with any requirements of the Company’s financing agreements.

DIRECTOR COMPENSATION

General

The following table sets forth a summary of the compensation paid to or earned by our non-employee directors in 2016. Directors who are our full-time employees receive no compensation for serving as directors.

Director Compensation for Year Ended December 31, 2016

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
		($)	($)	($)	($)
Josiah T. Austin(2)	2016	36,000			36,000
Michael J. Perdue(2)	2016	48,000			48,000
Arthur A. Seeligson(2)	2016	49,000			49,000
Stephen M. Straty(2)	2016	36,000			36,000
Gene Washington(2)	2016	42,000			42,000

Ronald F. Coleman(3)	2016	23,250	125,000		148,250
Eugene I. Davis(3)(4)	2016	26,500	125,000		151,500
K. Adam Leight(3)	2016	28,500	125,000		153,500
Timothy D. Leuliette(3)	2016	28,500	125,000		153,500
Thomas M. Souers(3)	2016	24,000	125,000		149,000
(1)	Messrs. Coleman, Davis, Leight, Leuliette and Souers each held 14,140 shares of restricted stock at year end 2016 which will vest on December 8, 2017, as long as the Director is still affiliated with the Company. The amounts included in the “Stock Awards” column reflect the grant date fair value of each director’s award as computed in accordance with the Topic 718 of the Codification Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(2)	Resigned effective October 12, 2016.
(3)	Appointed effective October 12, 2016.
(4)	Mr. Davis resigned effective March 14, 2017 and was replaced by Steven J. Pully on March 15, 2017. Mr. Pully did not receive any non-employee director compensation during 2016.

Retainer / Fees

Each non-employee director received the following compensation effective March 1, 2016:

•	a cash retainer of $16,000 for the Chairman of the Audit Committee, $6,000 for the Chairman of the Compensation Committee, $4,000 for the Chairman of the Nominating and Corporate Governance Committee, and $16,000 for the Lead Director; each to be paid on a quarterly basis;
•	a meeting fee of $1,000 for each Board meeting attended in person or via teleconference and $1,000 for each committee meeting attended in person or via teleconference (with meetings occurring within the same week constituting “one meeting”); and
•	an annual cash retainer of $60,000 to be paid on a quarterly basis.

The newly constituted Compensation Committee met with the Board’s independent compensation consultant, Longecker & Associates, to review the appropriateness of the compensation program for our non-employee directors. The results of such review, which included an analysis that compared our current director compensation program to those of a selected industry peer group, were presented to the Committee. The Committee determined that certain changes to the program were appropriate and upon recommendation by the Compensation Committee, the Board approved the following compensation to be earned by each non-employee director who serves on the Board, effective as of October 12, 2016.

•	a cash retainer of $15,000 for the Chairman of the Audit Committee, $13,000 for the Chairman of the Compensation Committee, $10,000 for the Chairman of the Nominating and Corporate Governance Committee, and $25,000 for the Lead Director; each to be paid on a quarterly basis. Lead Director does not receive fees for chairing other committees;

•	a meeting fee of $1,500 for each regularly scheduled Board meeting and $1,250 for each Board teleconference meeting; $1,000 for each regularly scheduled committee meeting and $750 for each Committee teleconference meeting; and
•	An annual cash retainer of $60,000 to be paid on a quarterly basis.
•	Restricted stock grant valued at $125,000 to vest over twelve months.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2018 ANNUAL
MEETING OF STOCKHOLDERS

Pursuant to the SEC’s rules and regulations, stockholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2018 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002 no later than December 25, 2017 to be eligible for inclusion in our proxy materials.

In addition to the SEC’s rules and regulations described in the preceding paragraph, and as more specifically provided for in our Bylaws, a stockholder making a nomination for election to our Board or a proposal of business for our 2018 Annual Meeting of Stockholders must deliver proper notice to our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002 at least 90 days prior to the anniversary date of the 2017 Annual Meeting. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2018 Annual Meeting of Stockholders, it must be properly submitted to our Secretary no later than February 22, 2018.

For each individual that a stockholder proposes to nominate as a director, the stockholder must provide notice to our Secretary setting forth all of the information required in solicitations of proxies under the SEC’s rules and regulations and any other law. For any other business that a stockholder desires to bring before our 2018 Annual Meeting of Stockholders, the stockholder must provide a brief description of the business, the reasons for conducting the business and any material interest in the business of the stockholder. If a stockholder provides notice for either event described above, the notice must include the following information:

•	the name and address of the stockholder as it appears on our books;
•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder; and
•	a representation that the stockholder intends to appear in person or by proxy at our 2018 Annual Meeting of Stockholders to bring the proposed business before the meeting

Detailed information for submitting stockholder proposals is available upon written request to our Secretary at Goodrich Petroleum Corporation, 801 Louisiana Street, Suite 700, Houston, Texas 77002. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet in order to have a stockholder proposal included in our proxy statement for the 2018 Annual Meeting of Stockholders.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

ADDITIONAL INFORMATION ABOUT US

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•	Our main Internet site, located at www.goodrichpetroleum.com. A link to our investor relations site can be found at http://goodrichpetroleum.investorroom.com/index.php. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.
•	You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website located at www.sec.gov.
•	To have information such as our latest quarterly earnings release, Annual Report on Form 10-K or Quarterly Reports on Form 10-Q mailed to you, please contact investor relations at (713) 780-9494 or via our website at www.goodrichpetroleum.com/investor.relations.

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 23, 2017

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are
available at http://www.astproxyportal.com/ast/21080/

ANNUAL MEETING OF STOCKHOLDERS OF

# GOODRICH PETROLEUM CORPORATION

**May 23, 2017**

## PROXY VOTING INSTRUCTIONS

**INTERNET** - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

**TELEPHONE** - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

**MAIL** - Sign, date and mail your proxy card in the envelope provided as soon as possible.

**IN PERSON** - You may vote your shares in person by attending the Annual Meeting.

**GO GREEN** - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

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**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Annual Meeting, proxy statement, proxy card and Annual Report are available at http://www.astproxyportal.com/ast/21080/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20230300000000000000 4 052317

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR ALL NOMINEES" WITH RESPECT TO PROPOSAL 1, AND A VOTE OF "FOR" WITH RESPECT TO PROPOSALS 2 AND 3.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE** ☒

1. Election of Class I Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

**NOMINEES:**
○ Steven J. Pully
○ Timothy D. Leuliette

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.